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                                                                 EXHIBIT 4.194


                            FORM OF SUPPORT AGREEMENT

                                     BETWEEN
                               DTE ENERGY COMPANY
                                       AND
                             DTE CAPITAL CORPORATION



         THIS SUPPORT AGREEMENT, dated as of June 16, 1998, is between DTE ENERGY COMPANY, a Michigan corporation ("Parent"), and DTE CAPITAL CORPORATION, a Michigan corporation ("Subsidiary").

         WHEREAS, Parent is the owner of 100% of the outstanding common stock of Subsidiary;

         WHEREAS, Subsidiary intends to issue $100,000,000 aggregate principal amount of debt securities (hereinafter referred to as the "Debt Securities," and such amount and all interest and other amounts, if any, payable with respect thereto being hereinafter collectively referred to as "Debt") to parties other than Parent pursuant to the Indenture dated as of June 15, 1998 (as amended or supplemented with respect to the Debt Securities, the "Indenture") between Subsidiary and The Bank of New York (or any successor or replacement trustee), as trustee (the "Trustee");

         WHEREAS, Parent and Subsidiary desire to take certain actions to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to enable Subsidiary and its subsidiaries to incur indebtedness on more advantageous and reasonable terms; and

         WHEREAS, the Lenders (as defined below) will rely upon this Agreement in making loans or extending credit or otherwise acquiring Debt Securities of Subsidiary.

         NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Stock Ownership. During the term of this Agreement, Parent will own directly or indirectly all of the voting common stock of Subsidiary and The Detroit Edison Company ("DECO") now or hereafter issued and outstanding.

         2. Negative Pledge. During the term of this Agreement, Parent will not create or suffer to exist any lien, security interest or other charge of encumbrance, upon or with respect to any voting common stock of DECO from time to time owned directly or indirectly by Parent or
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any capital stock of Subsidiary from time to time owned directly or indirectly by Parent, provided, however, that any restriction on the payment of dividends by DECO or Subsidiary contained in any subordinated debt instrument, preferred stock or preference stock of DECO or Subsidiary shall not constitute a lien, security interest or other charge or encumbrance.

         3. Liquidity Provision. If, during the term of this Agreement, Subsidiary is unable to make timely payment on the relevant payment date of interest, principal or premium, if any, on, or other amounts due in respect of, all or any portion of the Debt Securities issued by it or related Debt, Parent promptly shall provide to Subsidiary, at its request, such funds (in the form of cash or liquid assets) in an amount sufficient to permit Subsidiary to make timely payment on the relevant payment date in respect of such Debt as equity or as a loan, as Parent shall determine in its sole discretion. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated to any and all debt of Subsidiary owing to any lender (including any Lender) other than Parent. Each of the parties hereto acknowledges that Parent's obligations hereunder do not constitute a guarantee by Parent of Debt of Subsidiary. As used herein, the term "Lender" shall mean (i) any person, firm, corporation or other entity to which Subsidiary is indebted for any Debt or which is acting as the Trustee or a trustee or authorized representative on behalf of such person, firm corporation or other entity or which is acting as SPURS Agent (as defined in the Indenture), and (ii) Citicorp Securities, Inc. and Salomon Brothers Inc, and their respective successors (the "Initial Purchasers"), with respect to Debt owing by Subsidiary to the Initial Purchasers in accordance with the terms of that certain Purchase Agreement, dated as of June 16, 1998, relating to the Debt Securities; provided that, notwithstanding the foregoing, the claims of the Initial Purchasers shall be subordinated to the claims of the holders of the Debt Securities and the Insurer (as defined below) hereunder.

         4. Waivers. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder. Subsidiary or any Lender may at any time, without Parent's consent, without notice to Parent and without affecting or impairing Subsidiary's or such Lender's rights or Parent's obligations hereunder, do any of the following with respect to any Debt: (a) make changes, modifications, amendments or alterations, by operation of law or otherwise, including, without limitation, any changes in the rate of interest payable thereon or any changes in the method of calculating the rate of interest payable thereon, (b) grant renewals and extensions and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Debt, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

         5. Amendment; Suspension. This Agreement may be amended or terminated at any time by written amendment or agreement signed by both parties; provided that such amendment or termination does not adversely affect the rights of the Initial Purchasers; and provided further, however, that except as set forth in the next succeeding sentence, no amendment to the Agreement which adversely affects the rights of Subsidiary or any Lender and no termination of

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this Agreement shall be effective as to Subsidiary or any Lender until such time as all Debt owing to such Lender by Subsidiary on the date of such amendment or termination shall have been paid in full, unless such Lender shall consent in writing to the contrary. Notwithstanding the foregoing, (A) upon not less than 30 days prior notice to the applicable Remarketing Agent and the Trustee, Subsidiary and Parent may amend this Agreement (subject to the proviso that such amendment shall not adversely affect the rights of the Initial Purchasers) on any Interest Rate Adjustment Date (as defined in the Indenture) for Debt Securities, effective commencing on such Interest Rate Adjustment Date; provided that such amendment shall not be applicable to such Debt Securities until after the Debt Securities have been tendered for remarketing and successfully remarketed on such Interest Rate Adjustment Date; and provided further that no such amendment shall be of such nature as would require (i) registration or re-registration of the Debt Securities under the Securities Act of 1933, as amended (the "Securities Act"), unless Subsidiary has a registration statement under the Securities Act effective with respect thereto or (ii) registration of Subsidiary under the Investment Company Act of 1940, as amended, and (B)
Parent's obligations under this Agreement shall be suspended and shall be of no force and effect as to the parties hereto and as to all Lenders if and for so long as (i) Subsidiary shall have a long-term debt rating of not less than "A-" from Standard & Poor's Ratings Services or its successor or a long-term debt rating of not less than "A3" from Moody's Investors Service, Inc. or its successor and (ii) Parent shall have submitted a written request to Subsidiary that its obligations under this Agreement be so suspended (with a copy to the Trustee, if applicable) and shall not have revoked such request in writing. Parent covenants that it will revoke any such request to the extent that the suspension of Parent's obligations under this Agreement has an adverse effect on any debt rating of Subsidiary. For purposes of this Section 5, ratings shall be based upon unsecured non-credit enhanced debt of Subsidiary.

         6. Rights of Lenders. Subsidiary hereby assigns and pledges to the Lenders, for the ratable benefit of each Lender (subject to the subordination of claims of the Initial Purchasers pursuant to Section 3 hereof), Subsidiary's right under Sections 1, 2, 3 and 4 of this Agreement, and, if Subsidiary fails or refuses to take timely action to enforce its rights under Section 1, 2, 3 or 4 of this Agreement, any Lender may enforce such rights on behalf of Subsidiary directly against Parent. Parent hereby consents to such assignment and pledge. This assignment and pledge secures all obligations of Subsidiary under the Debt. Subsidiary and Parent agree, for the benefit of the Lenders to execute and deliver all further instruments and documents, and take all further action, that the Lenders may request in order to perfect and protect any security interest purported to be granted hereby or to enable the Lenders to enforce their rights and remedies hereunder.

         7. Parity. Parent's obligations hereunder shall be pari passu with Parent's obligations under any existing as well as additional "make-well," "keep-well" or support agreements (that are not by their terms subordinated) as are entered into between Parent and Subsidiary from time to time.

         8. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or


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made by United States first class mail, telex, facsimile transmission or hand delivery, addressed as follows:

If to Parent:                            2000 2nd Avenue
                                         Detroit, Michigan 48226-1279
                                         Attention: Assistant Treasurer-Banking

If to Subsidiary:                        2000 2nd Avenue
                                         Detroit, Michigan 48226-1279
                                         Attention: Assistant Treasurer


         9. Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and is also intended for the benefit of Lenders, and, notwithstanding that such Lenders are not parties hereto, each Lender shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein as set forth in Section 6. This Agreement is not intended for the benefit of any person other than Lenders and shall not confer or be deemed to confer upon any such person any benefits, rights or remedies hereunder.

         10. Governing Law. This Agreement shall be governed by the laws of the State of New York.

         11. Insurer Provisions. (a) Notwithstanding anything to the contrary herein, if a Financial Guaranty Insurance Policy (hereinafter the "Policy") issued by MBIA Insurance Corporation (the "Insurer") is in effect with respect to any Debt Securities and the Insurer is not in default with respect to its obligations under the Policy, the Insurer shall be deemed a Lender for all purposes of this Agreement and shall possess the same rights, in all respects, as any Lender under this Agreement for such time as the Policy is in effect and the Insurer shall possess the exclusive right to exercise or direct the exercise of the rights of all Lenders in accordance with the terms of this Agreement.

         (b) For so long as the Policy is in effect or the Insurer is a holder of any Debt Securities, this Agreement shall not be amended or terminated without the prior written consent of the Insurer, and the Insurer's consent shall be required for any action by the Subsidiary or Parent that would require the Lenders' consent under the terms of this Agreement.

         (c) Notwithstanding anything to the contrary herein, for so long as a Policy is in effect or the Insurer is a holder of any Debt Securities, the Parent's obligations hereunder shall not be suspended pursuant to Section 5 of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the day and year first above written.



                                           DTE ENERGY COMPANY



                                           By:______________________________
                                              Name:
                                              Title:



                                           DTE CAPITAL CORPORATION



                                           By:______________________________
                                              Name:
                                              Title:


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